UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 26, 2010

O’REILLY AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Missouri	000-21318	44-0618012
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

233 South Patterson

Springfield, Missouri 65802

(Address of principal executive offices, Zip code)

(417) 862-6708

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events

On February 26, 2010, Jeff M. Shaw, Senior Vice-President of Store Operations and Sales for O’Reilly Automotive, Inc. (the “Company”), established a plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, for the trading of the Company’s common stock. The plan provides for option exercises and subsequent sales of specified share amounts at specific market prices, subject to specified limitations. The plan was established for the purpose of facilitating the exercise and subsequent sale of stock options with a ten-year contractual life that are due to expire in June of 2011. The plan was established during the Company’s unrestricted trading window and at a time when Mr. Shaw was not in possession of material, non-public information about the Company. Mr. Shaw has informed the Company that he will publicly disclose, as required by federal securities laws, any option exercises and stock sales made under this plan.

On March 3, 2010, Rosalie O’Reilly Wooten, a member of the Board of Directors of the Company, established a plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, for the trading of the Company’s common stock. The plan provides for the sales of specified share amounts at specific market prices, subject to specified limitations. The plan was established for the purpose of diversifying Ms. Wooten’s portfolio. The plan was established during the Company’s unrestricted trading window and at a time when Ms. Wooten was not in possession of material, non-public information about the Company. Ms. Wooten has informed the Company that she will publicly disclose, as required by federal securities laws, any stock sales made under this plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2010	O’REILLY AUTOMOTIVE, INC.

	By:	/s/ Thomas McFall
Thomas McFall
Executive Vice President of Finance
Chief Financial Officer
(principal financial and accounting officer)